Exhibit 99.1     Press release dated June 20, 2006

Press Release
                     CAPITAL ALLIANCE INCOME TRUST ANNOUNCES
                           FIRST QUARTER 2006 RESULTS

SAN FRANCISCO - (BUSINESS WIRE) - June 20, 2006 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a residential mortgage REIT, announced a net loss of $377,492 (($0.98) basic and diluted per share) for the three months ended March 31, 2006, as compared to net income of $17,355 (($0.17) basic and diluted) for the like period in 2005. Revenues were reported as $860,407 for the three months ending December 31, 2006 and $846,859 for the like period in 2005.

On March 31, 2006 CAIT announced the discontinuance of its mortgage banking activities. CAIT's management expects the aforementioned disposal to be completed during the second quarter of 2006. CAFC's mortgage inventory will be sold into the secondary market. Any unsold loans will be transferred to CAIT or sold to an affiliated company at their fair market value.

CAIT's first quarter 2006 results were negatively impacted by a Real Estate Owned from foreclosure ("REO") writedown and holding cost of approximately $284,464, a net loss of $86,667 from the mortgage banking operations that are being discontinued, and an additional loan loss allowance of $20,000. CAIT's only REO is currently in contract for sale in the third quarter.

CAIT is a specialty residential lender, which invests in conforming and high yielding, non-conforming residential mortgage loans on one-to-four unit residential properties located primarily in California. Only residential loans with a combined loan-to-value of 75% or less are originated for CAIT's mortgage investment portfolio. Due to the disposal of CAFC, unsold mortgages with a loan-to-value greater than 75% may be transferred to CAIT.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:  Capital Alliance income Trust Ltd.,  San Francisco
          Thomas B. Swartz, Chairman and CEO - 415-288-9575 www.calliance.com
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